Exhibit 5.01

[Xcel Energy Letterhead]

February 1, 2008

Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, Minnesota  55401

Re:                               2,642,000 Shares of Common Stock, par value $2.50 per share, and related rights to purchase Common Stock issued pursuant to the Xcel Energy Inc. 401(K) Savings Plan (the “401(K) Plan”), the New Century Energies, Inc. Employees’ Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees (the “Employees’ Savings and Stock Ownership Plan”), and the New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees (the “Employee Investment Plan” and, together with the 401(K) Plan and the Employees’ Savings and Stock Ownership Plan, the “Plans”)

Ladies and Gentlemen:

I serve as Vice President and General Counsel of Xcel Energy Inc., a Minnesota corporation (the “Company”), and in such capacity I, or the attorneys that I supervise, have acted as counsel to the Company in connection with the proposed issuance of the Common Stock (the “Shares”) and related rights to purchase Common Stock referred to above (the “Rights”), pursuant to the Plans.  The Shares and Rights are the subject of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to which this opinion is attached as an exhibit.

I, or the attorneys that I supervise, have examined all records, instruments and documents which I have deemed necessary to examine for the purposes of this opinion, including the Registration Statement, relating to the Plans.

Based upon the foregoing and upon my general familiarity with the Company and its properties and affairs, I am of the opinion that:

1.             The Company is a duly organized and existing corporation under the laws of the State of Minnesota.

2.             The Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

3.             When issued in accordance with the terms of the Stockholder Protection Rights Agreement, dated December 13, 2000, between the Company and The Bank of New York, as successor Rights Agent, the Rights will be validly issued.

I hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement.

Respectfully submitted,

/s/ Michael C. Connelly
Michael C. Connelly
Vice President and General Counsel